Exhibit 10.2

SUPPORT AND STANDSTILL AGREEMENT

THIS SUPPORT AND STANDSTILL AGREEMENT dated this 22nd day of March, 2024 (this “Agreement”), is made by and between 22NW Fund, LP, a limited partnership existing under the laws of Delaware (the “Shareholder”) and DIRTT Environmental Solutions Ltd., a corporation existing under the laws of Alberta (“DIRTT”).

WHEREAS the Shareholder beneficially owns, or exercises control or direction over, an aggregate of 58,395,297 Shares (including shares issuable upon the conversion of certain convertible debentures of DIRTT held by the Shareholder);

AND WHEREAS DIRTT and the Shareholder wish to enter into this Agreement in order to reflect their mutual agreement with respect to certain matters related to the 2024 Meeting and the 2025 Meeting (each as defined herein) and certain related matters;

NOW THEREFORE in consideration of the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party hereto), the parties hereto agree as follows:

Section 1. Rules of Interpretation

1.1	In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

1.2	The inclusion in this Agreement of headings of Sections are for convenience of reference only and are not intended to be full or precise descriptions of the text to which they refer.

1.3	Unless the context requires otherwise, references in this Agreement to Sections are to Sections of this Agreement.

1.4

Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” and the words following “include”, “includes” or “including” shall not be considered to set forth an exhaustive list.

1.5

The words “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular Section or portion of it.

1.6

Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder, and for any statute or regulation in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

1.7

All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

Section 2. Defined Terms

2.1

“2024 Meeting” means the annual and special meeting of shareholders of DIRTT to be held on May 9, 2024 (including any postponement or adjournment thereof) or, in the event such meeting is cancelled, any meeting of the shareholders of DIRTT called in substitution for such meeting.

2.2	“2024 SRP Meeting” means the special meeting of shareholders of DIRTT to be held within six months of the date of this Agreement to consider the approval of the Rights Plan.

2.3

“2025 Meeting” means the annual meeting of shareholders of DIRTT to be held in 2025 at which directors are to be elected or any other meeting of shareholders of DIRTT in 2025 at which directors are to be elected.

2.4	“ABCA” means the Business Corporations Act (Alberta).

2.5	“Affiliate” means, with respect to any party to this Agreement, any Person which (i) Controls, (ii) is Controlled by, or (iii) is under common Control with, such party.

2.6	“associate” shall have the same meaning as in the Securities Act (Alberta).

2.7	“Board” means the board of directors of DIRTT.

2.8	“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Calgary, Alberta are authorized or obligated by law to close.

2.9

“Control” means, when applied to the relationship between a Person and a corporation, the beneficial ownership by that Person at the relevant time of shares of that corporation carrying the greater of (i) a majority of the voting rights ordinarily exercisable at meetings of shareholders of that corporation, and (ii) the percentage of voting rights ordinarily exercisable at meetings of shareholders of that corporation that are sufficient to elect a majority of the directors, and, when applied to the relationship between a Person and a partnership, limited partnership, trust, joint venture or other entity, means the beneficial ownership by that Person at the relevant time of more than 50% of the ownership interests of the partnership, limited partnership, trust, joint venture or other entity, or the contractual right to direct the affairs of the partnership, limited partnership, trust, joint venture or other entity; and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; provided, that a Person who Controls a corporation, partnership, limited partnership, joint venture or other entity will be deemed to Control a corporation, partnership, limited partnership, trust, joint venture or other entity which is Controlled by such Person and so on.

2.10	“DIRTT Nominees” means each of the directors nominated by the Board and recommended by the Board for election to the Board at each of the 2024 Meeting and the 2025 Meeting.

2.11

“Early Warning Requirements” means the disclosure requirements set out in National Instrument 62-103- The Early Warning System and Related Take-Over Bid and Insider Reporting Issues and National Instrument 62-104- Take-Over Bids and Issuer Bids.

2.12

“Person” means any individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and pronouns have a similarly extended meaning.

2.13	“Replacement Shareholder Director” shall have the meaning ascribed thereto in Section 3.2.

2.14

“Representatives” means, in relation to a party to this Agreement, its Affiliates and its and their respective directors, officers, employees, agents, professional advisors and other Persons in similar capacity; provided that such agents, professional advisors and other Persons are acting on behalf of or in connection with their service to a party to this Agreement.

2.15	“Rights Plan” means the shareholder rights plan dated March 22, 2024 between DIRTT and Computershare Trust Company of Canada, as rights agent.

2.16	“Shares” means common shares in the capital of DIRTT.

2.17	“Shareholder Director” shall have the meaning ascribed thereto in Section 3.2.

2.18	“Termination Date” shall have the meaning ascribed thereto in Section 9.1.

2.19	“WWT” means WWT Opportunity #1 LLC.

Section 3. DIRTT Nominees and Support

3.1

Subject to Section 3.3, the Shareholder, on behalf of itself and each of its Affiliates, hereby agrees with DIRTT to complete and cause the management forms of proxy, voting instruction forms and other voting directions, as applicable, in respect of all Shares that it is entitled to vote at each of the 2024 Meeting and the 2025 Meeting (and at any other meeting of DIRTT held prior to the Termination Date at which directors are to be elected), to be validly executed and delivered and to be voted in favour of the election of the DIRTT Nominees, and not withdraw those forms of proxy or voting instructions or directions, as applicable. The Shareholder shall take all other necessary or advisable actions to cause such Shares to be so voted and shall provide evidence to DIRTT that such Shares have been voted in accordance with this Agreement at least seven Business Days prior to each of the 2024 Meeting and the 2025 Meeting (and at any other meeting of DIRTT held prior to the Termination Date at which directors are to be elected).

3.2

Subject to the Shareholder continuing to beneficially own, or exercising control or direction over at least the lesser of (i) not less than 20% of the then issued and outstanding Shares and (ii) 38,222,077 Shares (subject in each case to adjustment for stock splits, reclassifications, combinations and similar adjustments), DIRTT agrees that at each of the 2024 Meeting and the 2025 Meeting (and at any other meeting of DIRTT held prior to the Termination Date at which directors are to be elected), the Board, and any applicable committees thereof, will nominate Aron English (the “Shareholder Director”) for election as a director and the Shareholder Director shall be a DIRTT Nominee. DIRTT shall recommend, support and solicit proxies for the election of the Shareholder Director at the 2024 Meeting and the 2025 Meeting (and at any other meeting of DIRTT held prior to the Termination Date at which directors are to be elected) in the same manner as it recommends, supports and solicits proxies for the election of the other DIRTT Nominees. If the Shareholder Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director, or ceases to be a director for any other reason prior to the Termination Date, the Shareholder shall identify a replacement director (such individual, the “Replacement Shareholder Director”), and subject to Board approval (not to be unreasonably withheld, conditioned or delayed), the Board, and any applicable committees thereof, shall take such actions as are necessary to promptly appoint such Replacement Shareholder Director to serve as a director of DIRTT for the remainder of the Shareholder Director’s term. Effective upon the appointment of the Replacement Shareholder Director to the Board, such Replacement Shareholder Director will be considered the Shareholder Director for all purposes of this Agreement.

3.3

The Shareholder shall not be bound by the obligations set forth in Section 3.1 in respect of either the 2024 Meeting or the 2025 Meeting (or at any other meeting of DIRTT held prior to the Termination Date at which directors are to be elected), as applicable, in the event that the DIRTT Nominees for the applicable meeting, either (i) do not include the Shareholder Director (or a Replacement Shareholder Director) and/or (ii) include more than one director nominee of WWT (or any successor to that Person).

3.4

Until the day following the 2025 Meeting, without the prior written consent of DIRTT, the Shareholder will not, and will cause its Representatives to not, directly or indirectly or jointly or in concert with any other Person:

(a)

solicit or participate or join with any Person in the solicitation of any proxies to vote, or seek to influence any Person with respect to the voting of, any Shares, in respect of the election of directors of DIRTT, in each case other than in accordance with the recommendation of the Board;

(b)	seek to requisition, join in any requisition or call a meeting of shareholders of DIRTT in respect of the election of directors of DIRTT;

(c)

(i) nominate or propose the nomination of any candidate for election to, the Board or (ii) effect or attempt to effect the removal of any member of the Board or otherwise alter the composition of the Board, in each case other than in accordance with Sections 3.2 and 3.3;

(d)	submit or induce any Person to submit any shareholder proposal in respect of DIRTT pursuant to Section 136 of the ABCA;

(e)	advise, assist, encourage or act jointly or in concert with any other Person in connection with any of the foregoing; or

(f)	make any public disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing,

provided that, in each case, this Section 3.4 shall not prohibit or restrict (i) the Shareholder Director from taking any actions in his or her capacity as a director of DIRTT or (ii) the Shareholder and its Affiliates from providing its views privately to any member of the Board or management of DIRTT regarding any matter as long as such private communications or requests would not reasonably be expected to require public disclosure of such communications or requests by DIRTT or the Shareholder and its Affiliates.

Section 4. Agreement to Support Rights Plan

4.1

Subject to the Board approving the Rights Plan and the Rights Plan being submitted for approval at the 2024 SRP Meeting, the Shareholder, on behalf of itself and each of its Affiliates, hereby agrees with DIRTT to (i) complete and cause the management forms of proxy, voting instruction forms and other voting directions, as applicable, in respect of all Shares that it is entitled to vote at the 2024 SRP Meeting, to be validly executed and delivered and to be voted in favour of the approval of the Rights Plan, and not withdraw those forms of proxy or voting instructions or directions, as applicable; and (ii) make such efforts as reasonably requested by the Board to promote the approval of the Rights Plan by the shareholders of DIRTT at the 2024 SRP Meeting. The Shareholder shall take all other necessary or advisable actions to cause such Shares to be so voted and shall provide evidence to DIRTT that such Shares have been voted in accordance with this Agreement at least seven Business Days prior to the 2024 SRP Meeting.

4.2

Provided the Rights Plan is approved by shareholders of DIRTT at the 2024 SRP Meeting, until the Termination Date, the Shareholder agrees not to commence an unsolicited Take-over Bid (as such term is defined in the Rights Plan) for the Shares; provided that, the Shareholder shall not be bound by this Section 4.2 if any person makes a Permitted Bid (as such term is defined in the Rights Plan) under the Rights Plan, in which event the Shareholder shall be entitled to make its own Take-over Bid for the Shares, or participate in such a Permitted Bid in accordance with the Rights Plan.

4.3

DIRTT acknowledges and agrees that the Shareholder may convert at any time after the date of this Agreement any or all of the debentures of DIRTT the Shareholder owns at the date of this Agreement into Shares and the Shareholder shall not be deemed to become an “Acquiring Person” by virtue of doing so and shall remain a “Grandfathered Person” under the Rights Plan, for as long as the Rights Plan remains in effect and irrespective of any reconfirmation of the Rights Plan.

4.4	DIRTT acknowledges that the Shareholder has independent disclosure obligations regarding this Agreement under the Early Warning Requirements.

Section 5. Mutual Non-Disparagement

5.1

The Shareholder agrees that prior to the Termination Date, neither it nor any of its Affiliates nor any of its Representatives or other Person acting on their behalf shall make or cause to be made any written or oral statement, announcement or communication, in any public media or forum, that would reasonably be expected to disparage the reputation, qualifications, character, conduct or behaviour of DIRTT or its Affiliates or any of their respective Representatives in connection with any matter arising out of or relating to DIRTT or any of its Affiliates (provided, for greater certainty, that nothing in this Section 5.1 shall restrict any Person from (i) truthfully answering any question from any regulatory or judicial body, (ii) complying with any regulatory requirements, including but not limited to, complying with the requirements of the Early Warning Requirements or (iii) communicating privately among the Shareholder and its Affiliates and Representatives (in their respective capacities as such) and DIRTT and its Affiliates, and Representatives (in their respective capacities as such)).

5.2

DIRTT agrees that prior to the Termination Date, neither it nor any of its Affiliates nor any of their Representatives or other Person acting on behalf of DIRTT or its Affiliates shall make or cause to be made any written or oral statement, announcement or communication, in any public media or forum, that would reasonably be expected to disparage the reputation, qualifications, character, conduct or behaviour of the Shareholder or any of its respective Representatives in connection with any matter arising out of or relating to DIRTT or any of its Affiliates (provided, for greater certainty, that nothing in this Section 5.2 shall restrict any Person from (i) truthfully answering any question from any regulatory or judicial body, (ii) complying with any regulatory requirements, or (iii) communicating privately among DIRTT and its Affiliates, and Representatives (in their respective capacities as such) and the Shareholder and its Affiliates and Representatives (in their respective capacities as such)).

Section 6. Representations and Warranties

6.1	DIRTT represents and warrants as follows as of the date hereof:

(a)	DIRTT has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and

(b)

this Agreement has been duly and validly authorized, executed and delivered by DIRTT, constitutes a valid and binding obligation and agreement of DIRTT and is enforceable against DIRTT in accordance with its terms.

6.2	The Shareholder represents and warrants as follows as of the date hereof:

(a)

the Shareholder is the beneficial owner of 58,395,297 Shares (including shares issuable upon the conversion of certain convertible debentures of DIRTT held by the Shareholder). The Shareholder has all power necessary to vote such Shares and, other than pursuant to this Agreement, none of such Shares are subject to any proxy, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind;

(b)	it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and

(c)

this Agreement has been duly and validly authorized, executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms.

Section 7. Shareholder Acknowledgement

7.1

The Shareholder acknowledges that any Shares received by the Shareholder on the conversion of the convertible debentures of DIRTT held by the Shareholder shall be included in the Shares owned by the Shareholder for all purposes of this Agreement from the date of such conversion.

Section 8. Remedies for Breach

8.1

Each of the parties acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that such injury may not be adequately compensable in monetary damages. It is accordingly agreed that each party shall, in addition to any other remedy to which they may be entitled at law or in equity, be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity, nor seek that the moving party for injunctive relief be required to deposit any funds with the court in support of such remedy.

Section 9. Termination

9.1

Except as set forth herein, the provisions of this Agreement shall terminate upon, and this Agreement shall remain in full force and effect and shall be fully binding on the parties hereto in accordance with the provisions hereof until, the earlier of: (i) any material breach of this Agreement, upon five (5) Business Days’ written notice by the non-breaching party to the breaching party if such breach has not been cured within such notice period; (ii) the date that the Rights Plan is terminated in accordance with its terms; (iii) the date that the Shareholder determines, acting reasonably, that any shareholder of DIRTT has not complied in any material respect with the terms of the Rights Plan; (iv) the date the Board waives the application of the Rights Plan to a Person who is otherwise an “Acquiring Person” under the Rights Plan; or (v) the date which is the earlier of (x) 30 days prior to the last date that a nomination for election as a director of DIRTT at DIRTT’s 2026 annual meeting of shareholders can be made in accordance with Section 6.02 of DIRTT’s Amended and Restated By-Law No. 1 and (y) 60 days prior to the one-year anniversary of DIRTT’s 2025 annual meeting of shareholders (the “Termination Date”).

Section 10. Assignment

10.1

This Agreement shall be binding upon and shall enure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. No party to this Agreement may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties.

Section 11. Entire Agreement

11.1

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understanding, negotiations and discussions, whether written or oral. There are no conditions, restrictions, agreements, promises, representations, warranties, covenants or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein. This Agreement may be amended only by a written instrument duly executed by the parties or their respective successors or permitted assigns.

Section 12. Notices

12.1

Any demand, notice or other communication authorized or required or permitted to be given in connection with this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by email, or as of the following business day if sent by prepaid overnight courier, to the parties at the following addresses (or at such other addresses as shall be specified by either party by notice to the other given in accordance with the provisions of this Section 12.1):

(a)	if to DIRTT:

7303 – 30th Street S.E.

Calgary, AB T2C 1N6

Attention: Fareeha Khan, Chief Financial Officer

Email:

(b)	if to the Shareholder:

Attention: Aron English

Email:

Section 13. Governing Law and Jurisdiction

13.1	This Agreement shall be interpreted in accordance with, and shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein.

13.2

Each of the parties irrevocably and unconditionally: (i) submits to the exclusive jurisdiction of the courts of the Province of Alberta over any action or proceeding arising out of or relating to this Agreement: (ii) waives any objection that it might otherwise be entitled to assert to the jurisdiction of such courts; and (iii) agrees not to assert that such courts are not a convenient forum for the determination of any such action or proceeding.

Section 14. No Waiver

14.1

Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 15. Severability

15.1

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

Section 16. Time of Essence

16.1	Time is of the essence of this Agreement.

Section 17. Execution in Counterparts

17.1

This Agreement may be executed in counterparts and delivered by fax transmission or by email/PDF, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

[Signature page follows]

IN WITNESS WHEREOF the parties have executed this Agreement as of the 22 day of March, 2024.

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

By:	/s/ Ken Sanders
Name: Ken Sanders Title: Chairman

22NW FUND, LP

By:	22NW Fund GP, LLC General Partner

By:	/s/ Aron English
Name: Aron English Title: Manager